Exhibit 99.1

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

Overview

On May 5, 2020, News Corporation (the “Company”) completed the previously announced sale of its News America Marketing business (“NAM” or the “Business”) to CB Neptune Holdings, LLC and CB Neptune Canada Sub Inc., affiliates of Charlesbank Capital Partners (collectively, “Charlesbank”), pursuant to the Share and Asset Purchase Agreement (the “Agreement”) dated March 31, 2020. The sale of the Business (the “Transaction”) follows a strategic review of NAM as part of the Company’s ongoing efforts to optimize its portfolio and simplify the structure of the Company. The aggregate purchase price for the Transaction consists of (a) up to approximately $235 million, comprised of (i) $50 million in cash at closing, subject to working capital and other adjustments, less cash reinvested to acquire a 5% equity interest in the Business at closing and (ii) additional deferred cash payments payable on or before the fifth anniversary of closing in an aggregate amount of between $125 million and approximately $185 million, depending on the timing of such payments, and (b) a warrant to purchase up to an additional 10% equity interest in the Business, which is exercisable on or prior to the seventh anniversary of closing. In the Transaction, the Company retained certain liabilities relating to NAM, including those arising from its ongoing legal proceedings with Valassis Communications, Inc. and Insignia Systems, Inc.

Basis of Presentation

On May 5, 2020, the Company completed the disposition of the Business. The Transaction constituted a disposition of a significant amount of assets for purposes of Item 2.01 of the U.S. Securities and Exchange Commission’s (the “SEC”) Current Report on Form 8-K even though the Company determined that the Business did not meet the criteria to qualify for presentation as a discontinued operation pursuant to ASC 205. As a result, the accompanying unaudited pro forma consolidated financial information (the “Pro Forma Financial Information”) has been presented to illustrate the estimated effects of the Transaction in accordance with Article 11 of SEC Regulation S-X, and is not intended to be a complete presentation of the Company’s financial position or results of operations had the Transaction occurred as of and for the periods indicated. In addition, the Pro Forma Financial Information is provided for illustrative and informational purposes only and is not necessarily indicative of the Company’s future results of operations or financial condition had the Transaction been completed on the date(s) assumed. The Company has entered into a Transition Services Agreement with Charlesbank pursuant to which the Company will provide certain specified services on a temporary basis. These transition services are not expected to have a material impact on the Company and are not recurring in nature and as such, have not been included in the Transaction adjustments.

The Pro Forma Financial Information is derived by applying pro forma adjustments for the impacts of the Transaction to the historical consolidated financial statements of the Company.

The unaudited pro forma Consolidated Statements of Operations for the six months ended December 31, 2019 and for the fiscal year ended June 30, 2019 reflect the Company’s results as if the Transaction had occurred on July 1, 2018. The unaudited pro forma Consolidated Balance Sheet as of December 31, 2019 gives effect to the Transaction as if it had occurred on December 31, 2019.

Pro forma adjustments included in the Pro Forma Financial Information are limited to those that are (i) directly attributable to the Transaction, (ii) factually supportable, and (iii) with respect to the Statements of Operations, expected to have a continuing impact on the Company’s results.

The Pro Forma Financial Information is subject to the assumptions and adjustments described in the accompanying notes, which should be read together with the Pro Forma Financial Information. Management believes that these assumptions and adjustments, based upon the information available at this time, are reasonable under the circumstances.

The unaudited pro forma Consolidated Statements of Operations do not reflect future events that may occur after the closing of the Transaction, including, but not limited to, material non-recurring charges that may be incurred subsequent to the closing.

The Pro Forma Financial Information should be read in conjunction with the (i) historical financial statements of the Company and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2019 as filed with the SEC on August 13, 2019 and the (ii) historical financial statements of the Company and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the Company’s Quarterly Report on Form 10-Q for the six months ended December 31, 2019 as filed with the SEC on February 7, 2020 (“Form 10-Q”).

NEWS CORPORATION

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED DECEMBER 31, 2019

(in millions, except per share data)

	Historical	Pro Forma Adjustments			Pro Forma
	News Corporation	NAM Disposition (a)	Other Adjustments	Notes	News Corporation
	(Unaudited)
Revenues:
Circulation & Subscription	$1,985	$—	$—		$1,985
Advertising	1,285	(391)	—		894
Consumer	808	—	—		808
Real Estate	460	—	—		460
Other	281	—	—		281

Total revenues	4,819	(391)	—		4,428
Operating expenses	(2,687)	298	—		(2,389)
Selling, general and administrative	(1,556)	74	(10)	(b), (c)	(1,492)
Depreciation and amortization	(324)	7	—		(317)
Impairment and restructuring charges	(326)	245	—		(81)
Equity losses of affiliates	(5)	—	—		(5)
Interest (expense) income, net	(4)	2	(2)	(d)	(4)
Other, net	6	(19)	19	(d)	6

(Loss) income before income taxes	(77)	216	7		146
Income tax expense	(31)	(38)	(2)	(e)	(71)

Net (loss) income	(108)	178	5		75
Less: Net income attributable to noncontrolling interests	(34)	—	—		(34)

Net (loss) income attributable to News Corporation stockholders	$(142)	$178	$5		$41

Net (loss) income available to News Corporation stockholders per share:
Basic	$(0.24)				$0.07
Diluted	$(0.24)				$0.07
Weighted average shares
Basic	587.4				587.4
Diluted	587.4				587.4

See accompanying Notes to the Unaudited Pro Forma Consolidated Financial Information.

NEWS CORPORATION

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE FISCAL YEAR ENDED JUNE 30, 2019

(in millions, except per share data)

	Historical	Pro Forma Adjustments			Pro Forma
	News Corporation	NAM Disposition (a)	Other Adjustments	Notes	News Corporation
	(Unaudited)
Revenues:
Circulation & Subscription	$4,104	$—	$—		$4,104
Advertising	2,738	(895)	—		1,843
Consumer	1,679	—	—		1,679
Real Estate	908	—	—		908
Other	645	—	—		645

Total revenues	10,074	(895)	—		9,179
Operating expenses	(5,622)	625	—		(4,997)
Selling, general and administrative	(3,208)	144	(5)	(b), (c)	(3,069)
Depreciation and amortization	(659)	13	—		(646)
Impairment and restructuring charges	(188)	54	—		(134)
Equity losses of affiliates	(17)	—	—		(17)
Interest (expense) income, net	(59)	6	(6)	(d)	(59)
Other, net	33	(46)	46	(d)	33

Income (loss) before income taxes	354	(99)	35		290
Income tax (expense) benefit	(126)	16	(9)	(e)	(119)

Net income (loss)	228	(83)	26		171
Less: Net income attributable to noncontrolling interests	(73)	—	—		(73)

Net income (loss) attributable to News Corporation stockholders	$155	$(83)	$26		$98

Net income (loss) available to News Corporation stockholders per share:
Basic	$0.27				$0.17
Diluted	$0.26				$0.17
Weighted average shares
Basic	584.7				584.7
Diluted	587.9				587.9

See accompanying Notes to the Unaudited Pro Forma Consolidated Financial Information.

NEWS CORPORATION

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

AS OF DECEMBER 31, 2019

(in millions, except per share data)

	Historical	Pro Forma Adjustments			Pro Forma
	News Corporation	NAM Disposition (a)	Other Adjustments	Notes	News Corporation
	(Unaudited)
Assets:
Current assets:
Cash and cash equivalents	$1,272	$(13)	$7	(f)	$1,266
Receivables, net	1,570	(188)	—	(g)	1,382
Inventory, net	358	(15)	—		343
Other current assets	518	(16)	1	(g)	503

Total current assets	3,718	(232)	8		3,494

Non-current assets:
Investments	325	—	1	(h)	326
Property, plant, and equipment, net	2,476	(20)	—		2,456
Operating lease right-of-use assets	1,299	(10)	—		1,289
Intangible assets, net	2,257	(226)	—		2,031
Goodwill	4,976	—	—		4,976
Deferred income tax assets	283	—	—		283
Other non-current assets	948	—	114	(h)	1,062

Total assets	$16,282	$(488)	$123		$15,917

Liabilities and Equity:
Current liabilities:
Accounts payable	$375	$(22)	$—	(g)	$353
Accrued expenses	1,072	(80)	10	(g)	1,002
Deferred revenue	411	(22)	—		389
Current borrowings	—	—	—		—
Other current liabilities	869	(57)	4	(g)	816

Total current liabilities	2,727	(181)	14		2,560

Non-current liabilities:
Borrowings	1,201	—	—		1,201
Retirement benefit obligations	258	—	—		258
Deferred income tax liabilities	268	—	—		268
Operating lease liabilities	1,343	(8)	—		1,335
Other non-current liabilities	358	213	(213)	(i)	358
Commitments and contingencies
Class A common stock	4	—	—		4
Class B common stock	2	—	—		2
Additional paid-in capital	12,183	(683)	683	(i)	12,183
Accumulated deficit	(2,114)	177	(361)		(2,298)
Accumulated other comprehensive loss	(1,117)	(6)	—		(1,123)

Total News Corporation stockholders’ equity	8,958	(512)	322		8,768
Noncontrolling interests	1,169	—	—		1,169

Total equity	10,127	(512)	322		9,937

Total liabilities and equity	$16,282	$(488)	$123		$15,917

See accompanying Notes to the Unaudited Pro Forma Consolidated Financial Information.

Notes to the Unaudited Pro Forma Consolidated Financial Information

Pro Forma Adjustments

The unaudited pro forma Consolidated Statements of Operations for the six months ended December 31, 2019 and for the fiscal year ended June 30, 2019 and the unaudited pro forma Consolidated Balance Sheet as of December 31, 2019 include the following pro forma adjustments:

(a)

Reflects the operations, assets, liabilities and equity of News America Marketing, formerly the in-store marketing products and services, home-delivered shopper media and digital marketing solutions business reported as part of the News & Information Services segment of the Company, which was derived from the historical consolidated financial statements of the Company.

Unaudited Pro Forma Consolidated Statements of Operations

(b)

Reflects the removal of $1 million and $1 million of nonrecurring transaction costs which were incurred and are included in the Company’s historical results of operations for the six months ended December 31, 2019 and the fiscal year ended June 30, 2019, respectively. These costs were primarily related to third-party consulting and accounting fees and other incremental costs directly related to Transaction-related activities that are not expected to have a continuing impact on the Company’s results of operations following the completion of the Transaction.

(c)

Represents $9 million and $4 million of certain legal costs related to the Valassis and Insignia litigations which were incurred and are included in the Company’s historical results of operations for the six months ended December 31, 2019 and the fiscal year ended June 30, 2019, respectively. The Company agreed to retain certain liabilities arising from ongoing legal proceedings with Valassis Communications, Inc. and Insignia Systems, Inc. pursuant to the various agreements entered into as part of the Transaction.

(d)

Represents the removal of $17 million and $40 million, net, of historical ongoing intercompany transactions which were historically eliminated in consolidation and are included in the Company’s historical results of operations for the six months ended December 31, 2019 and the fiscal year ended June 30, 2019, respectively, as a result of their non-transfer between the Company and NAM as part of the Transaction.

(e)

Represents the tax impact of the Transaction adjustments as well as the adjustments needed to reflect pro forma News Corporation net income. In determining the tax rate to apply to the Transaction adjustments, the Company used the applicable statutory rate based on the jurisdiction to which the adjustment relates, adjusted to reflect income taxes on Transaction activity.

Unaudited Pro Forma Consolidated Balance Sheet

(f)

Represents estimated upfront net cash proceeds from the disposition of the Business of $50 million less $31 million, primarily related to net working capital adjustments, as provided for in the Agreement. Additionally, represents a reduction of cash on the unaudited pro forma consolidated balance sheet for payment of an estimated $11 million of transaction costs payable upon closing of the Transaction and $1 million in cash paid to acquire a 5% post-transaction equity interest in NAM. The cash proceeds reflected in the December 31, 2019 unaudited pro forma Consolidated Balance Sheet will likely be different from the actual cash proceeds received from the Transaction due to differences in the adjustment for net working capital and other items which will be finalized after the closing of the Transaction.

(g)

Represents the adjustment of certain assets, including print volume rebate receivables, with an estimated value of $1 million, and certain liabilities with an estimated value of $14 million, including those arising from the ongoing legal proceedings with Valassis Communications, Inc. and Insignia Systems, Inc. These liabilities are being retained by the Company and were not transferred between the Company and NAM pursuant to the Agreement.

(h)

Represents estimated deferred consideration receivable by the Company as part of the purchase price for the Transaction of $111 million. The Company also exercised its option to acquire a 5% post-transaction interest in NAM for $1 million and received a warrant that allows for the purchase of up to an additional 10% post-transaction interest in NAM at a future date with a fair value of $3 million.

(i)	Represents the removal of $470 million of historical intercompany transactions with the Company which were historically eliminated in consolidation, and which will cease as part of the Transaction.